UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Pharsight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a communication to Pharsight Corporation’s UK optionholders issued by Pharsight Corporation, relating to the treatment of UK options under the proposed merger between Tripos (DE), Inc. and Pharsight pursuant to the terms of an Agreement and Plan of Merger dated as of September 8, 2008.

PHARSIGHT CORPORATION

Option Notice

October 3, 2008

Dear Option Holder:

As you may know, Pharsight Corporation (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tripos (DE), Inc. (“Parent”) and Pearson Merger Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will merge with and into the Company (the “Merger”) and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent. The Merger is currently expected to close on or about October 31, 2008 (the “Effective Time”).

We would like to thank you for your efforts and support in helping to build a successful company.

We also want to take a moment to inform you how your options to purchase shares of the Company’s common stock (the “Options”) under the Company’s Amended and Restated 2000 Equity Incentive Plan, 1997 Stock Plan, as amended, and UK Share Option Plan (together, the “Stock Plans”) are being treated in connection with the Merger. This letter shall serve as notice of the Merger and the treatment of your Options in the Merger.

Please be aware that Parent will neither assume nor substitute Parent options for any of your currently outstanding Options in connection with the Merger. Under the terms of the Merger Agreement, the vesting of all shares subject to Options held by current service providers will automatically accelerate immediately prior to the Effective Time, whether or not currently vested or exercisable. Each Option that has not been exercised and remains outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Merger consideration per share of common stock, which is $5.50 per share (the “Per Share Amount”), less the per share exercise price of such Option (the “Cash-Out Amount”). This Cash-Out Amount, less applicable withholding, will be paid to you as soon as reasonably practicable following the Effective Time. If the per share exercise price of any of your Options is equal to or greater than the Per Share Amount, such Options will be cancelled effective on the date of the Merger without any payment for such Options.

If you are a UK taxpayer and you receive a Cash-Out Amount for your Options, you will recognize ordinary income in the amount of your aggregate Cash-Out Amount at the time that such cash is paid to you, regardless of whether your Options are approved or unapproved. Any ordinary income you recognize on your Cash-Out Amount will be subject to income tax and national insurance contributions payable at your highest marginal income tax rate. Such amounts will be deducted from the Cash-Out Amount and paid to HM Revenue and Customs on your behalf.

For example, assume you are a UK taxpayer and have an Option to purchase 1,000 shares with an exercise price of $2.50 per share. You would receive a Cash-Out Amount equal to the Per Share Amount less the exercise price of your Option (less applicable tax withholding). The per share Cash-Out Amount is calculated as the difference between the $5.50 per share payment to holders of common stock under the Merger Agreement minus the $2.50 per share exercise price of each Option share, which equals $3.00 per share. As a result, you would recognize ordinary income on $3.00 per share.

Please note that the above example is for demonstration purposes only. Please consult with a suitably qualified professional as to the specific tax implications to you of the Merger. The tax effects of exercising your Options are set out in the attached appendix which you should read and consider carefully.

If you have any questions regarding the foregoing, please contact me at (650) 314-3800.

Sincerely,
PHARSIGHT CORPORATION

By:	/s/ William Frederick
	Name:	William Frederick
	Title:	Senior Vice President and Chief Financial Officer

Additional Information and Where to Find It

In connection with the proposed transaction, on October 1, 2008, Pharsight Corporation filed a definitive proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents filed by Pharsight Corporation with the SEC by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

UK Addendum – Tax Effects of the Exercise of Vested Options prior to the Merger

Options granted under the UK Company Share Option Scheme (“Approved Options”)

If you have held your Approved Option(s) for three or more years, any gain made at exercise will not be subject to income tax or national insurance contributions (“NICs”).

If at the time of exercise you have not held your Approved Options for three or more years, income tax (at your marginal rate) and employees’ NICs will be payable on the difference between the value of the shares of the Company’s common stock acquired on the exercise of your Options and the aggregate exercise price.

Options granted under the 2000 Equity Incentive Plan

Income tax (at your marginal rate) and employees’ and employer’s NICs will be payable by you on the difference between the value of the shares of the Company’s common stock acquired on the exercise of your Options and the aggregate exercise price.

Accounting for income tax and NICs

Any income tax and NICs will be accounted for to HM Revenue & Customs under PAYE.

Please note that you will be entitled to claim tax relief on the employer’s NICs that you are liable to pay.

2.	Capital Gains Tax (“CGT”)

Where no income tax and NICs is payable on the exercise of your Options, CGT may be payable on the difference between the exercise price paid and the consideration you receive for your shares of the Company’s common stock under the Merger.

However, the CGT rules have recently been changed and in particular the way in which the base cost of shares acquired at different times is calculated. When you sell any of your shares of the Company’s common stock received on the exercise of your Options, the base cost used for CGT calculations is likely to be affected by the different dates on which your Options are exercised. You are advised to consult a suitably qualified professional adviser in this respect.

Any liability to CGT will only arise to the extent that your total capital gains (less allowable current year and brought forward losses) during the relevant tax year exceed your annual exemption. The annual exemption for the 2008/2009 tax year is £9,600.

Self-Assessment

To the extent you have a CGT liability, you will have to pay this directly to HM Revenue & Customs by way of self-assessment. Under the self-assessment rules, taxpayers are required to provide HM Revenue & Customs with all the information needed to calculate their total taxable income (from all sources) and any chargeable gains. This will include profits made on the exercise of your Options. The calculation of tax may then be carried out by either the taxpayer or HM Revenue & Customs.

Additional Information and Where to Find It

In connection with the proposed transaction, on October 1, 2008, Pharsight Corporation filed a definitive proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents filed by Pharsight Corporation with the SEC by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).